Exhibit 99.1

VAALCO Energy Completes 2006 With Earnings Up 38%

          HOUSTON, March 5 /PRNewswire-FirstCall/ -- VAALCO Energy, Inc. (NYSE: EGY) announced that for the year ended December 31, 2006, total oil and gas sales were $98.3 million, up 16% from $84.9 million in 2005.  Operating income for the year was $74.3 million, up 17% from $63.6 million in 2005.  The Company's net income for the year was a record $40.3 million, or $0.67 per diluted share, up 38% from last year's net income of $29.2 million, or $0.50 per diluted share.

          VAALCO’s improved 2006 results were due largely to higher average energy prices in 2006.  VAALCO sold approximately 1,554,000 barrels of oil equivalent at an average price of $63.26 during 2006, compared with 1,633,000 barrels of oil equivalent at an average price of $52.04 during 2005.

          Robert L. Gerry, III, Chairman and CEO stated, “2006 was a milestone year for VAALCO.  With strong commodity prices we achieved record revenues and earnings from our Etame Field offshore Gabon.  We started up the Avouma Field, located approximately 11 miles south of Etame, and our two horizontal wells are each flowing 3,000 barrels of oil per day with no trace of water.  Total production to the VAALCO operated consortium is now approximately 20,000 gross barrels of oil per day and we expect to maintain that rate for the balance of the year.”

          Fourth-quarter oil and gas sales were $15.9 million in 2006, down 16% from $18.9 million in 2005.  Fourth-quarter operating income was $8.9 million in 2006, down 36% from $13.8 million in 2005.  However, net income increased 5% to $5.3 million, or $0.09 per diluted share in the fourth quarter of 2006, compared with $5.0 million or $0.09 per diluted share in the fourth quarter of 2005.  The increase in net income stems principally from tax benefits associated with VAALCO's substantially expanded investments in exploration and production activities during 2006.

          The Company sold approximately 277,000 net barrels at an average price of $57.36 per barrel during the fourth quarter of 2006, 50,000 fewer barrels than the 327,000 barrels sold in the fourth quarter of 2005 at an average price of $57.88 per barrel.  The last lifting of the quarter occurred on December 7, 2006.  Unsold crude oil remaining in the FPSO at year end was approximately 500,000 barrels.  The latest lifting ended February 28, 2007, with the sale of approximately 912,000 barrels.

          Discretionary cash flow, a non-GAAP financial measure of the amount of cash generated that can be used for working capital, debt service or future investments, was up 38% for the year to $52.8 million, compared to $38.4 million last year.

          VAALCO finished 2006 with proved developed producing reserves of 4.7 million barrels of oil equivalent, compared to 5.3 million barrels oil equivalent at year-end 2005.  Total proved reserves at year-end 2006 were 6.0 million barrels of oil equivalent compared to 7.8 million barrels of oil equivalent at year end 2005.  The Company booked additional undeveloped reserves associated with the Ebouri field and the Etame field of approximately 1.3 million barrels, only partially offsetting production of 1.6 million barrels in 2006.  In addition, negative net revisions of 1.6 million barrels were recorded in 2006 reflecting the effect of lower year-end prices in 2006 versus 2005 on the economic limit of the fields, and reservoir performance.

          “The Gabon government has approved our development plan for the Ebouri Field,” Gerry said, “and we have begun construction of the platform in Ingleside, Texas.  We plan to install the facility and be on production in 2008.  We have completed our 3-D survey over the ‘A’ Lead on our Etame concession and have started reprocessing the seismic for our 270,000-acre onshore Mutamba concession.  We have also successfully acquired a modern 3-D survey covering a portion of our 1.4-million-acre concession offshore Angola, and will shortly begin processing that information to map drillable prospects in the area.  With our strong balance sheet and cash flow, we believe we are in the best position in our history to realize the upside potential of our exploration portfolio, and we will continue to pursue these and other opportunities to maximize long-term returns for VAALCO’s shareholders.”

          Summary financial statistics are provided in the tables below.

          Abbreviated financial results:

	Three Months Ended December 31,		Year Ended December 31,

(Unaudited - in thousands of dollars)	2006	2005	2006	2005

Revenues	15,873	18,952	98,325	84,935
Operating costs and expenses	6,985	5,120	23,995	21,358
Operating Income (Loss)	8,888	13,832	74,330	63,577
Other Income (Expense)	682	337	1,925	812
Income tax expense	(3,419)	(8,402)	(30,496)	(31,491)
Loss from discontinued operations	(1)	(53)	(242)	(69)
Minority Interest in earnings of subsidiaries	(860)	(695)	(5,174)	(3,647)
Net Income	5,290	5,019	40,343	29,182
Diluted Income per Common Share	$0.09	$0.09	$0.67	$0.50

          Proved Reserves:

	Oil (MBbls)	Gas (MMcf)

BALANCE AT DECEMBER 31, 2004	8,734	54
Production	(1,635)	(17)
Revisions	728	(16)
BALANCE AT DECEMBER 31, 2005	7,827	21
Production	(1,552)	(11)
Revisions	(1,590)	7
Additions	1,306	—
BALANCE AT DECEMBER 31, 2006	5,991	17

          Discretionary Cash Flow:

Unaudited - (thousands of dollars)	Year Ended December 31, 2006	Year Ended December 31, 2005

Net Income	$40,343	$29,182
Depletion, depreciation and amortization	6,720	5,369
Other non-cash charges:
Minority interest	5,174	3,647
Stock based compensation	1,065	—
Amortization of capitalized debt issuance costs	596	159
Discretionary cash flow	$52,833	$38,357

          Discretionary cash flow measures the amount of cash generated by the Company that can be used as working capital, to reduce debt, or for future investment activities.  Discretionary cash flow is presented because management believes it is a useful adjunct to net cash flow provided by operating activities under accounting principles generally accepted in the United States (GAAP).  The measure is widely used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Discretionary cash flow can be reconciled to net cash provided by operating activities in the Statement of Consolidated Cash Flows filed with the SEC as follows:

Unaudited - (thousands of dollars)	Year Ended December 31 2006	Year Ended December 31 2005

Discretionary Cash Flow	$52,833	$38,357
Working capital changes, net of non-cash	8,841	(5,165)
Exploration expense	2,762	2,709
Net cash provided by operating activities	$64,436	$35,901

          Summary Statistics

	Three Months Ended December 31,		Year Ended December 31,

(Unaudited)	2006	2005	2006	2005

Net oil and gas sales (MBOE)	277	327	1,554	1,638
Average price ($/bbl)	$57.36	$57.88	$63.26	$52.04
Production costs ($/bbl)	$10.39	$6.63	$7.86	$6.46
Depletion costs ($/bbl)	$5.99	$3.16	$4.32	$3.28
General and administrative costs ($/bbl)	$4.56	$5.49	$1.54	$1.65
Debt/Proved reserves ($/BOE)	—	—	$0.83	$0.19
Capital Expenditures ($thousands)	—	—	33,244	13,347
Debt/Capitalization ($/$)	—	—	0.04	0.02
Cash and cash equivalents ($thousands)	—	—	60,979	43,880
Working capital ($thousands)	—	—	57,495	47,749
Total long term debt ($thousands)	—	—	5,000	1,500

          Basic and diluted shares consist of the following:

	Three months ended		Year ended

Item	Dec. 31, 2006	Dec. 31, 2005	Dec. 31, 2006	Dec. 31, 2005

Basic weighted average common stock issued and outstanding	58,820,395	56,943,430	58,135,850	51,772,219
Preferred stock convertible to common stock	—	—	—	3,817,542
Dilutive warrants	—	—	—	977,504
Dilutive options	1,855,462	1,446,252	2,340,023	1,686,170
Total diluted shares	60,675,857	58,389,683	60,475,874	58,253,435

          The Company has scheduled a conference call on Tuesday, March 6, 2007 at 10:00 am CT.  Interested parties may participate in the call by dialing 1-800-559-2403 or from international locations 1-847-619-6534.  Confirmation code is 17212929.

          This press release includes “forward-looking statements” as defined by the U.S. securities laws.  Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities.  All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include future production rates, completion and production timetables and costs to complete well.  These statements are based on assumptions made by VAALCO based on its experience, perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, inflation, lack of availability of goods, services and capital, environmental risks, drilling risks, [weather and/or other acts of God risks] foreign operational risks and regulatory changes.  Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2005 and other reports filed with the SEC which can be reviewed at http://www.sec.gov , or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

SOURCE  VAALCO Energy, Inc.
          -0-                                        03/05/2007
          /CONTACT:  W. Russell Scheirman of VAALCO Energy, Inc., +1-713-623-0801/
          /FCMN Contact: rwalston@vaalco.com /
          /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20050215/VAALCOLOGO
          AP Archive:  http://photoarchive.ap.org
          PRN Photo Desk photodesk@prnewswire.com /